    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the inclusion in this Current Report on Form 8-K/A of GTT Communications, Inc. of our report dated November 25, 2014, with respect to the consolidated financial statements of United Network Services, Inc. and Subsidiaries as of and for the year ended December 31, 2013, appearing in this Form 8-K/A. GRASSI & CO., CPAs, P.C. Jericho, New York November 28, 2014